UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 20, 2021

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000005 per share	TWTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On September 20, 2021, Twitter, Inc. (the “Company”) issued a press release announcing its entry into a binding agreement for the settlement of a previously disclosed consolidated class action lawsuit commenced in 2016 in the United States District Court for the Northern District of California and consolidated under the caption In re Twitter, Inc. Securities Litigation, Case No. 4:16-CV-05314-JST (SK).

The binding agreement, which is subject to certain conditions, including court approval of a final settlement agreement, requires the Company to pay $809.5 million for claims alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The binding agreement does not, and the final settlement agreement will not, include or constitute an admission, concession, or finding of any fault, liability, or wrongdoing by the Company or any defendant. There can be no assurance that the final settlement agreement will be executed or that such agreement will be approved by the court.

The Company intends to use cash on hand to pay the settlement amount, which is expected to be paid in the fourth quarter of 2021. The Company expects to record a charge for the settlement during the third quarter of 2021.

The Company’s press release announcing the entry into the binding agreement is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Twitter, Inc. dated September 20, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Ned Segal
Ned Segal
Chief Financial Officer

Date: September 20, 2021